Exhibit 99.1

FOR IMMEDIATE RELEASE

StanCorp Financial Group, Inc. Announces New Share Repurchase Program

PORTLAND, Ore. — May 17, 2011 — On May 16, 2011, the board of directors of StanCorp Financial Group, Inc. (“StanCorp”) (NYSE:SFG) authorized an additional 3 million shares of StanCorp common stock to its current share repurchase program.

“At StanCorp, we seek to manage our capital opportunistically and with the long-term shareholder in mind,” said Greg Ness, president and chief executive officer. “Since becoming a public company in 1999, we have utilized a share repurchase program to return value to shareholders. We are pleased to add to our share repurchase program while maintaining a capital structure that supports future growth.”

The new share authorization expires December 31, 2012 and will add to the existing repurchase program, which had approximately 1.5 million shares remaining at March 31, 2011.

For the first quarter of 2011, the Company repurchased approximately 0.9 million shares at a total cost of $38.7 million, which resulted in a volume weighted-average price of $45.45 per share.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 7.5 million customers nationwide as of March 31, 2011, with group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2010 annual report on Form 10-K and most recent Form 10-Q filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

bob.speltz@standard.com